Exclusive Purchase Option Agreement

EXCLUSIVE PURCHASE OPTION AGREEMENT

by and among

SPEEDY BRILLIANT (DAQING) COMMERICIAL CONSULTING COMPANY LIMITED

DAQING QINGKELONG CHAIN COMMERCE&TRADE CO., LTD.,

and

THE SHAREHOLDERS SIGNATORIES THERETO

March 28th, 2008

Exclusive Purchase Option Agreement

EXCLUSIVE PURCHASE OPTION AGREEMENT

This Exclusive Option Purchase Agreement (the “Agreement”) is executed by the following parties on March 28th, 2008 in Daqing, Heilongjiang Province, the People’s Republic of China.

(1) Speedy Brilliant (Daqing) Commercial Consulting Company Limited
(“Party A”)

Registered Address: No.1-9, Hubin Community, Gaoxin District, Daqing

Legal representative: Wang Zhuangyi

(2) Daqing Qingkelong Chain Commerce&Trade Co., Ltd. (“Party B”)

Registered Address: Jing Qi Street, Dongfengxin Village, Sa’ertu District, Daqing City.

Legal representative: Wang Zhuangyi

(3) The Shareholders of Daqing Qingkelong Chain Commerce&Trade Co., Ltd. (“Shareholders”)

Exclusive Purchase Option Agreement

Name of the Shareholders	Shareholding Ratio in the Company (%)	ID Card No.	Address
Wang Zhuangyi	66.08	230602196001023411	Suite 2-801, No.107 of Shidailijing, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Wang Shuai	15.95	23060219850921711X	Suite 2-801, No.107 of Shidailijing, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Zheng Limin	10.82	23060219631013342X	Suite 2-801, No.107 of Shidailijing, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Teng Wenbin	1.36	230603196905232116	Suite 2-103, No.72-1 of Wolitun Street, Long Feng District, Daqing, Heilongjiang, 163000
Li Zhongfen	1.36	23060219591111342X	Suite 1-502, No.2-4 o f Yuanyuan Community, Ranghu Road, Daqing, Heilongjiang, 163000
Feng Shuxia	1.30	230822196811135825	Suite 5-102, No.3-48 of WanBao Community, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Zhang Yuepin	0.54	230602197110256227	Suite 1-202, No.2-20 of Shengxin Community, Ranghu District, Daqing, Heilongjiang, 163314
Li Xiaoqiu	0.54	230602196409240022	Suite 6-101, No.5-15 of Weijiu Road, Sa’ertu District, Daqing, Heilongjiang, 163311
Fan Xishuang	0.41	230604196312060829	Suite 1-602, No.B-14 of Liminghe Community, Sa’ertu District, Daqing, Heilongjiang, 163311
Wei Chuanyu	0.33	232332196607210936	Suite 5-201, No.3-48 of Wanbao Community, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Han Jinhong	0.30	372922197004268712	Suite 5-202, No.3-48 of Wanbao Community, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Zhang Lihui	0.27	230602601029081	Suite 1-301, Xincun HB Community, Sa’ertu District, Daqing, Heilongjiang, 163311
Ding Yinxia	0.27	230623197404180047	Single Community, Sa’ertu District, Daqing, Heilongjiang, 163311
Wang Yan	0.11	230602197002120816	Suite 5-402, No.56-1 of Ka’er Jiali Road, Sa’ertu District, Daqing, Heilongjiang, 163311
Li Jing	0.08	230602197606075163	Suite 2-502, No.2-15 of Sa’ertu Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Wang Shuchang	0.05	232325196908203234	Suite 2-204, No.3-56 of Wanbao Community, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Cai Yingli	0.05	230707197506250224	No.3 Group, Donglinwei, Tielin Street, Xinqing District, Yichun, Heilongjiang, 153000
Zhang Xueying	0.05	230606197207260025	Suite 3-11, No.41 Xiang, Longhua Road, Longfeng District, Daqing, Heilongjiang, 163711
Yao Li	0.03	232623197812290028	Suite 2-102, No.10-18 of Tianhe Community, Wei’er Road, Sa’ertu District, Daqing, Heilongjiang, 163311
Su Zhongbo	0.03	232302681208042	Suite 8-502, No.5-22 of Weijiu Road, Sa’ertu District, Daqing, Heilongjiang, 163311
Wang Zhanfu	0.03	23011919780829433X	Suite 1-301, No.3-47 of Wanbao Community, Reyuan Street, Sa’ertu District, Daqing, Heilongjiang, 163311
Lu Anwen	0.03	230602197902274028	Suite 6-501, No.S-05 of Lvcejiayuan, Weishiyi Road, Sa’ertu District, Daqing, Heilongjiang, 163311

Exclusive Purchase Option Agreement

Party A, Party B, and shareholders of Party B are hereinafter from time to time, collectively, referred to as the “Parties”, and each of them is hereinafter from time to time referred to as a “Party”; the individual shareholders are hereinafter from time to time, collectively, referred to as the “Shareholders” and each of them is hereinafter from time to time referred to as a “Shareholder”. The equity interests in Party B held by each Shareholder or any shareholder now existing or hereafter acquired is hereinafter from time to time referred to as the “Equity Interests” or “Equity”.

WHEREAS:

1.
Party A, a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”), which engages in the general business items, including providing consultancy services in commercial information, consigned management, and technical transfer, consultancy, and services.

2.
Party B, as a domestic limited liability company, incorporated under PRC laws in Daqing, Heilongjiang Province, and licensed by Administrative Departments for Industry and Commerce Daqing Branch, it engages in the sale of chemical products (excluding dangerous chemicals and flammable and explosive articles, and poisons), electrical equipment, furniture, arts and crafts, housewares, local special products, construction materials, decoration materials, flowers, and photographs. Party A also provides tailoring, laundry services and food processing (see Health Permit Sa Wei Shi Zi (2006) No. 1239) and distributes audio-visual products, books and magazines, vegetables, fruits, clothing, shoes and hats, electromechanical products (excluding motor vehicles), jewelry, and computer and telecommunications equipment. Party A is also engaged in the business of food packaging and food retail (see Health Permit Sa Wei Shi Zi (2006) No. 1239), cigar and cigarette retail (see Tobacco Monopoly Retail License 0601000188, valid until December 31st, 2008), and store and house leasing.

Exclusive Purchase Option Agreement

3.	As of the date of this Agreement, the percentage ownership of the Equity Interests in Party B held by each of the Shareholders shall be set forth as described above.

4.
To secure the performance of the obligations assumed by Party B and the Shareholders under this Agreement, the Shareholders agree to pledge all their equity in Party B to Party A, and have executed Equity Pledge Agreement on March 28th, 2008 with respect thereto(collectively called as the “Equity Pledge Agreements” or respectively as “Individual Equity Pledge Agreement” or “Equity Pledge Agreement”).

NOW, THEREFORE, the Parties through mutual negotiations hereby enter into this Agreement with respect of the exclusive purchase option right:

1.	THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1
Each Shareholder hereby irrevocably grants to Party A an exclusive purchase right at any time, or designate any third party to purchase all or part of such Shareholders’ Equity Interests in Party B, provided permitted under the PRC laws and regulations and Party B agrees to such grant by such Shareholders to Party A. Apart from Party A or any third party designated by Party A, no other person shall have the right to purchase such Equity Interests. Each of the Shareholders shall transfer its Equity Interests in Party B to Party A in accordance with its percentage ownership of such Equity Interests provided Party A selects to purchase such Shareholders’ Equity Interests.

1.2
Party B hereby irrevocably grants to Party A an exclusive purchase option, at any time to acquire all or a portion of such Shareholders’ Equity Interests, or all or substantial part of Party B’s assets, provided permitted under the PRC laws and regulations and the shareholders agree to such grant by Party B to Party A.

1.3	For the purpose of this Agreement, a “third party” or a “person” may be a natural person, company, partnership, enterprise, trust agency or other non-corporate entity.

1.4
To the extent permitted under the PRC laws and regulations, Party A shall determine at any time and at its own option to exercise such exclusive right to (i) purchase the Equity Interests as provided in Section 1.1 by written notice to the applicable Shareholder(s) specifying the amount of equity to be purchased (hereinafter referred to as “Equity Transfer”) or (ii) purchase all or substantially all of Party B’s assets as provided in Section 1.2 (hereinafter referred to as “Assets Transfer”) by written notice to Party B (each an "Exercise Notice").

Exclusive Purchase Option Agreement

1.5
Within thirty (30) days of the receipt of the Exercise Notice, the applicable Shareholder(s) and Party B shall execute a share/asset transfer agreement and other documents (collectively, the "Transfer Documents") necessary to effect the respective transfer of equity or assets to Party A (or any eligible party designated by Party A), and shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the Equity or Assets Transfer.

1.6
Unless otherwise required under the PRC laws and regulations, the transaction price for the Equity Transfer or the Assets Transfer hereunder, as applicable, shall be the lowest price permitted under the PRC laws and regulations.

1.7
The consideration after tax payment (the “Consideration of Equity Transfer”) obtained by the Shareholders from Equity Transfer in Party B hereunder shall be used to satisfy their repayment obligations under the Loan Agreement dated as of March 28th, 2008, signed by and among, Party A and the Shareholders (the “Loan Agreement”);

The consideration after tax payment (the “Consideration of Assets Transfer”) by the Party B, if as applicable, from Assets Transfer hereunder shall be allocated to the Shareholders, to the largest extent as permitted by PRC laws and regulations, through profit allocation proposal and fulfill their payment obligations under the Loan Agreement, and Party B shall give full cooperation;

And if the Consideration of Equity Transfer or Assets Transfer is higher than the total principal under the Loan Agreement due to the requirement by the then applicable law or any other reasons, the excess shall be deemed as loan interest and/or utilizing fees of the Loan to the largest extent being permitted by PRC Laws, and be paid to Party A by the Shareholders together with loan principal.

2.	REPRESENTATIONS AND WARRANTIES

2.1
Each Party hereto represents to the other Parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate or conflict with the terms of any other contracts or agreements to which it is a party.

2.2
Each Shareholder hereby represents to Party A that: (1) such Shareholder is the legally registered shareholder of party B and has paid full amount of registered capital in Party B as required to be contributed by such Shareholder under the PRC laws and regulations; (2)Except for the Equity Pledge Agreement executed among the Parties, such Shareholder has not created any other mortgage, pledge, secured interests or other form of debt liabilities over the Equity Interests held by such Shareholder; and (3) such Shareholder has not transfer to any third party (and entered into any agreement in respect of) such Equity Interests.

Exclusive Purchase Option Agreement

2.3
Party B hereto represents to Party A that: (1) it is a limited liability company duly registered and validly existing under the PRC laws and regulations; and (2) its business operations are in compliance with applicable laws and regulations of the PRC in all material respects.

3.	OBLIGATIONS OF PARTY B AND ALL SHAREHOLDERS

The Parties further agree as follows:

3.1	Before Party A has acquired all the equity/assets of Party B by exercising the purchase option provided hereunder, Party B:

a.
without Party A’s prior written consent, shall not supplement or amend the articles of association or rules of Party B, its wholly-owned and holding subsidiaries in any manner, nor shall it increase or decrease the registered capital or change the shareholding structure of aforesaid entities in any manner;

b.	shall prudently and effectively maintain its business operations according to good financial and business standards so as to maintain or increase the value of its assets;

c.
shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets or incomes, nor shall it encumber its assets and income in any way that would affect Party A’s security interests unless as required necessary for the business operation of Party B or upon prior written consent by Party A ;

d.	shall not incur or succeed to any debts or liabilities without Party A’s prior written consent;

e.	without Party A’s prior written consent, shall not enter into any material contract (exceeding RMB 5,000,000 in value);

f.	without Party A’s prior written consent, shall not provide any loans or guaranty to any third party;

g.	at Party A’s request, it shall provide Party A with all information regarding Party B’s business operation and financial condition;

h.
shall purchase insurance from insurance companies acceptable to Party B in such amounts and of such kinds as are customary in the region among companies doing similar business and having similar assets;

Exclusive Purchase Option Agreement

i.	without Party A’s prior written consent, shall not acquire or consolidate with any third party, nor shall they invest in any third party;

j.
shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party B’s assets, business or incomes, and take positive measures against aforesaid lawsuits, arbitrations or administrative dispute;

k.
without Party A’s prior written consent, shall not distribute any dividends to the shareholders in any manner, and, at Party A’s request, shall promptly distribute all distributable dividends to the shareholders of Party B;

l.	without Party A’s prior written consent, shall not commit any act or omission that would materially affect Party B’s assets, business or liabilities;

m	at Party A’s request, shall it promptly and unconditionally transfer its assets to Party A or its designated third party as permitted by PRC laws and regulations;

n
shall strictly comply with the provisions of this Agreement, and effectively perform its obligations hereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of this Agreement.

3.2	Before Party A has acquired all the equity/assets of Party B by exercising the purchase option provided hereunder, each Shareholder:

a.
apart from relevant provisions in each of the Equity Pledge Agreements, without Party A’s prior written consent, it shall not individually or collectively transfer, sell, mortgage or otherwise dispose of such Shareholder’s Equity Interests in Party B; nor shall such Shareholder places encumbrances on such Shareholder’s Equity Interests that would affect Party A’s interest hereunder and thereunder;

b.
without Party A’s prior written consent, shall not supplement or amend the articles of association or rules of Party B in any manner, nor shall it increase or decrease its registered capital or change the shareholding structure in any manner;

c.
without Party A’s prior written consent, shall cause the Shareholders’ General Meeting not to approve for the resolutions on the dissolution, liquidation and change of legal form of Party B, its wholly owned and holding subsidiaries;

Exclusive Purchase Option Agreement

d.
shall cause the Shareholders’ General Meeting not to approve for any Profit Distribution Proposal, nor shall accept such distributed dividend without Party A’s written consent; At Party A’s request, it shall promptly approve for the Profit Distribution Proposal, and accept such distributed dividend.

e.	at Party A’s request, it shall provide Party A with all information regarding Party B’s business operation and financial condition;

f.	shall not incur or succeed to any debts or liabilities which may adversely affect its Equity Interests in Party B without Party A’s prior written consent;

g.	shall appoint, and appoint only, the candidates nominated by Party A to the board of directors of Party B, and shall not replace such candidates without Party A’s prior written consent;

h.	shall cause Party B’s board of directors not to approve any acquisition of, any consolidation with, or any investment in any third party without Party A’s prior written consent;

i.
shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party B’s assets, business or incomes, and take positive measures against aforesaid lawsuits, arbitrations or administrative dispute;

j.	without Party A’s prior written consent, shall not commit any act or omission that would materially affect Party B’s assets, business or liabilities;

k.
to the extent permitted by the PRC laws and regulations, and at any time upon Party A’s request, shall promptly and unconditionally transfer their Equity Interests in Party B to Party A or a third party designated by Party, and waive their rights of first refusal with respect to such transfer;

l.	shall cause the directors of Party B approve for the resolution in respect of the Equity Transfer or Assets Transfer hereunder;

m.	shall make every efforts to cause Party B perform the obligations of Section 3.1 hereunder; and

n.
shall strictly comply with the provisions of this Agreement, and effectively perform its obligations hereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of this Agreement.

Exclusive Purchase Option Agreement

3.3
The Shareholders shall, to the extent permitted by applicable laws, cause Party
B's operational term (including the circumstance of change of business terms) to be extended to equal the operational term of Party A(including the circumstance of change of business terms).

4.	GUARANTY OF THIS AGREEMENT

4.1	To secure the performance of the obligations assumed by the Shareholders and Party B hereunder, the Parties agree to execute the Equity Pledge Agreement with respect thereto.

5.	TAXES AND FEES

5.1
The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes arising from Equity or Assets transfer and related registration formalities and other charges during the transactions contemplated herein and therein. Party A shall pay the taxes and charges which shall be paid by Party B arising from Equity Transfer and related registration formalities, if the consideration of equity transfer is lower than, or equal to the total principal under the Loan Agreement.

6.	ASSIGNMENT OF AGREEMENT

6.1	Party B and the Shareholders shall not transfer such Shareholder’s rights and obligations under this Agreement to any third party without the prior written consent of Party A.

6.2
Each Shareholder and Party B agree that Party A shall have the right to transfer any or all of its rights and obligations under this Agreement to any third party upon a six(6)-day written notice to such Shareholder and Party B without approval by such Shareholder and Party B.

7.	EVENTS OF DEFAULT

7.1
Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable PRC laws and regulations.

7.2
In the event of default by Party B or Shareholders, Party A shall be entitled to exercise the Pledgee’s right under the Equity Pledge Agreement in the event that Party B and Shareholders commit an event of default and fail to redress such default within 60 working days upon receipt of written notification from Party A.

Exclusive Purchase Option Agreement

8.	EFFECTIVEMESS, MODIFICATION AND CANCELLATION

8.1	This Agreement shall be effective upon the execution hereof by all Parties hereto.

8.2	The modification of this Agreement shall not be effective without written agreement through negotiation. If the Parties could not reach an agreement, this Agreement remains effective.

8.3
This Agreement shall not be discharged or canceled without written agreement through negotiation, provided Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

8.4	If Party A fails to provide the loan to the Shareholders in accordance with the Loan Agreement, this Agreement shall be automatically terminated.

9.	CONFIDENTIALITY

9.1
Any information, documents, data and all other materials (herein “confidential information”) arising out of the negotiation, signing, and implement of this Agreement, shall be kept in strict confidence by the Parties. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

a.	The materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials);

b.	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

c.
The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract.

9.2	If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of Article 9 shall not be affected or impaired.

10.	FORCE MAJEURE

10.1
An event of force majeure means an event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquake, flood or fire), government acts, strikes or riots;

Exclusive Purchase Option Agreement

10.2
If an event of force majeure occurs, any of the Parties who is prevented from performing its obligations under this Agreement by an event of force majeure shall notify the other Parties without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event and take appropriate means to minimize or remove the negative effects of force majeure on the other Parties, and shall not assume the liabilities for breaching this Agreement. The Parties shall keep on performing this Agreement after the event of force majeure disappears.

11.	APPLICABLE LAW AND DISPUTE RESOLUTION

11.1	Applicable Law

The execution, validity, construing and performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws and regulations of the PRC.

11.2	Dispute Resolution

The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its rules. The arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. The arbitration award shall be final conclusive and binding upon the Parties.

12.	MISCELLANEOUS

12.1	Entire Agreement

The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

12.2	Successor

This Agreement shall bind and benefit the successor of each Party and the transferee permitted hereunder with the same rights and obligations as if the original parties hereof.

12.3	Notice

Exclusive Purchase Option Agreement

Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered mail. It shall be deemed to be delivered upon: (1) registered air mail: 5 business days after deposit in the mail; (2) personal delivery: 2 business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery.

Party A
Contact person: Zhang Yueping
Address:Hubin No.1-9, Hi-tech Zone, Daqing,163312
Tel:0459-4607987
Fax:0459-4607380

Party B
Contact person: Wang Zhuangyi
Address: Qingkelong, Jingqi Street, Dongfengxin Cun, Daqing 163311
Tel:0459-4607011
Fax:0459-4607015

The Representative designated by the Shareholders
Contact person: Zhang Yueping
Address: Qingkelong, Jingqi Street, Dongfengxin Cun, Daqing 163311
Tel: 0459-4607626
Fax:0459-4607015

12.4	Copies

This Agreement is executed in twenty-four (24) originals with each of the person for signing this Agreement holding one original, and each of the originals shall be equally valid and authentic.
.

[Signature page follows]

Exclusive Purchase Option Agreement

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed and delivered as of the date first written above.

Party A Speedy Brilliant (Daqing) Commercial Consulting Company Limited (Seal)

Legal Representative (or Authorized Representative): ___________

Party B Daqing Qingkelong Chain Commerce&Trade Co., Ltd. (Seal)

Legal Representative(or Authorized Representative): __________ _

Shareholders of Daqing Qingkelong Chain Commerce&Trade Co., Ltd.

Name of the Shareholders	Signature	Name of the Shareholders	Signature
Wang Zhuangyi		Zhang Lihui
Wang Shuai		Ding Yinxia
Zheng Limin		Wang Yan
Teng Wenbin		Li Jing
Li Zhongfen		Wang Shuchang
Feng Shuxia		Cai Yingli
Zhang Yuepin		Zhang Xueying
Li Xiaoqiu		Yao Li
Fan Xishuang		Su Zhongbo
Wei Chuanyu		Wang Zhanfu
Han Jinhong		Lu Anwen